EXHIBIT 99


                      Exhibit to Current Report on Form 8-K
                      -------------------------------------


Resignation by Andrew S. Kennedy, MD

The following is the text of an email message received by the officers of the Registrant after the close of business on Monday, January 28, 2008:

To:  Board of Directors of Oncologix Tech Inc.

I cannot tell you all how disappointed and frustrated I am about where we are with OCLG. Promises about financing were made when we agreed to merge JDA into Oncologix. These promises were fundamental to our decision to merge and these promises were broken. Not only were these promises broken, the financing that was advanced was made on highly disadvantageous terms that severely limits our flexibility. Who funds a pre-revenue research company with short-term debt?

Furthermore, those funding failures have resulted in OCLG breaching the license agreement with U. of Maryland. And now I am being told that the best option open to us is a transaction that must be approved immediately and would essentially "give" the company away to existing senior management, accompanied by a highly dilutive repricing of the outstanding convertible debt.

If Isonett has capital to exploit OCLG's technology why isn't it being invested in OCLG?

In fact, these proposed transactions reek of self-dealing. This Board has made only weak efforts at identifying other potential transactions and/or financing sources that would better serve our shareholders. For example, we have made no effort to retain a financial advisor to assist us in identifying financing sources or acquisition candidates. We have made little or no effort at the Board level to ensure that our actions will withstand scrutiny if challenged. I am told that it is common practice in management buyouts for a special committee of disinterested directors to be appointed with the ability to negotiate with the management group and with the obligation to seek the best deal for shareholders. It seems to me this Board is doing nothing that it should be doing and I am extremely uncomfortable with the rush to deliver the company to management.

Please consider this communication notice of my resignation as an officer and director of the company effective immediately.

Andrew S. Kennedy, MD, FACRO

The Registrant's response

     1. Each financing transaction complained of was approved by the unanimous vote of all of the members of the Registrant's Board of Directors, including Dr. Kennedy. The choice of financing structure was influenced by a desire to limit dilution to existing shareholders and to accelerate funding for the development of the product technology acquired from JDA.

     2. The Registrant has not received a notice of default from the University of Maryland and believes that there are no grounds for such a notice.

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     3.   The Registrant does not now nor has it ever had any degree of control or influence over the investment decisions of Isonett (which has proposed to purchase the assets of the Registrant) or of any other person.

     4. The Registrant rejects the characterization made in Dr. Kennedy's resignation letter that its efforts to identify "other potential transactions and/or financing sources" have been "weak'. Rather, the Registrant aggressively pursued all known sources, including those suggested by Dr. Kennedy himself. Notwithstanding those efforts, the only proposal received has been the one to which Dr. Kennedy objects.

     5. The Registrant has not engaged an outside financial advisor principally because there are not sufficient funds to pay such a person and because of its concern that its assets might lose value during the time such an advisor would require to investigate the Registrant's business and seek financing sources not yet contacted by the Registrant.

     6. The officers and directors characterized by Dr. Kennedy as the "management group" have not participated in any discussions held or decisions made by the Board of Directors with respect to their proposal. Furthermore, Ms Judy Lindstrom, the Chairman of the Board of Directors, who has no interest in the proposal, has been authorized to conduct discussions and negotiations with respect thereto subject to the final approval of all matters by a disinterested majority of the Board of Directors.

     7. The Registrant rejects Dr. Kennedy's characterization of those discussions as constituting a "rush". Rather, that proposal has been subject to scrutiny and analysis to determine whether its consummation would be in the best interests of the shareholders of the Registrant, taking into consideration the present lack of any alternative proposals and the judgment of the Board of Directors that the value of the Registrant's assets will decline with the passage of time. However there are no binding agreements with respect to that proposal and no assurance that there ever will be.

     8. Dr. Kennedy has himself proposed two alternatives, both of which have been pursued by the Registrant but there has been no indication of any interest by either of them.